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                                                                    EXHIBIT 10.3

                             SECURED PROMISSORY NOTE

$3,000,000.00                                                   December 4, 2001

         FOR VALUE RECEIVED, VISUAL DATA CORPORATION, a Florida corporation (the "Borrower"), hereby unconditionally promises to pay to the order of Frederick A. DeLuca (the "Lender"), at 325 Bic Drive, Milford, Connecticut 06460, the principal sum of THREE MILLION DOLLARS ($3,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the total funds advanced by Borrower to Lender under the Loan Agreement) ($1,500,000 shall have been advanced on the date hereof) in lawful money of the United States of America and in immediately available funds, on or before December 5, 2004 (36 months from the date hereof) (the "Maturity Date") as provided in the Loan Agreement (defined below), and to pay interest on the unpaid principal amount hereof, in like money and funds at such office, at the rate per annum of twelve percent (12%) as provided in the Loan Agreement.

         The date and amount of each advance made by Borrower to the Lender shall be set forth on the attached Schedule, attached hereto.

         This note is secured under a security agreement of even date hereto (the "Security Agreement").

         This Promissory Note is the Note referred to in the Loan Agreement (as in effect from time to time, the "Loan Agreement") dated as of the date hereof between the Borrower and the Lender, and evidences the Loan made thereunder. Capitalized terms used in this Promissory Note have the respective meanings assigned to them in the Loan Agreement.

         Upon the occurrence of an Event of Default (as defined in the Loan Agreement), the principal hereof and accrued interest hereon shall become, or may be declared to be, forthwith due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

         The transfer of this Promissory Note is prohibited.

         None of the terms or provisions of this Promissory Note may be amended, modified or waived except by a written agreement duly executed on behalf of the Lender and the Borrower and specifically setting forth the provision so amended, modified or waived. No course of dealing between the Lender and the Borrower shall operate as a waiver of any right of any holder hereof and no delay on the part of the holder hereof in exercising any right hereunder shall so operate.

         The Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Promissory Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.


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         The Borrower may prepay all or any part of the principal amount of this
Promissory Note before maturity without prior notice to the Lender without penalty, except no credit shall be given for prepaid interest.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA.

                                         VISUAL DATA CORPORATION


                                         By:
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                                             Name:  Randy S.


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